SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 3, 2007

Date of Report
(Date of Earliest Event Reported)

American Dairy, Inc.

(Exact Name of Registrant as Specified in its Charter)

C-16 Shin Chen International Building, No. 10, Jiu-shen Road, Zho Yan Chu,
Beijing, The People's Republic of China

(Address of principal executive offices)
011-0452-4312688

(Registrant's telephone number, including area code)
N/A

(Former name and former address, if changed since last report)

Utah	000-27351	87-0445575
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 3, 2007, the Board of Directors of American Dairy, Inc. elected Liu Sheng-Hui, 35, to fill a vacancy on the Board of Directors.  He was appointed to fill a vacancy created when shareholders failed to elect Kevin Likeng Tseng at the annual meeting of shareholders held on December 28, 2006.

Liu Sheng-Hui previously served as a director of American Dairy from May 7, 2003 until December 28, 2006. He also serves as Chief Financial Officer of Feihe Dairy where he is responsible for the overall financial planning and management of Feihe Dairy. He joined Feihe Dairy in 1992. He was Chief Financial Officer and a director of American Flying Crane from January 2000 to May 2003, and previously of Feihe Dairy from September 1998 to

January 2000. He graduated from Northeast Agriculture University with a Bachelor of Agriculture in 1992 and received another Bachelor of Agriculture from Agriculture University in 1994.

Effective May 7, 2003, American Dairy acquired 100% of American Dairy Holdings, Inc. ("ADH") in a stock-for-stock exchange. This transaction was treated as a recapitalization of ADH for financial reporting purposes. The effect of the recapitalization was rolled back to December 31, 2002 in the Consolidated Statements of Shareholders' Equity. As part of this exchange, Mr. Leng You-Ben and Mr. Liu Sheng-Hui, directors and officers of American Dairy, received 8,129,032 and 387,476 shares, respectively, of the common stock of American Dairy in exchange for their ownership interest in ADH. ADH had previously acquired 100% of the ownership of the registered capital of Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") in February 2002 for $2,586,311 (U.S.) from the registered owners of Feihe Dairy, owned primarily by Mr. Leng You-Bin who is the principal shareholder, director, Chief Executive Officer and President of American Dairy. As a result of this acquisition of ADH, American owed approximately $1,866,311 to Mr. Leng You-Bin after approximately $700,000 having been paid to him by American Dairy. During June 2003, American Dairy and Mr. Leng You-Bin agreed to cancel the remaining debt of $1,866,311 in exchange for the issuance of 933,156 shares of the Common Stock of American Dairy.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Dairy, Inc.
a Utah corporation

Date: January 9, 2007	By:	/s/ Liu Hua
Liu Hua, CFO, Secretary and Treasurer